CERTIFICATE OF CONVERSION
PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW
This Certificate of Conversion is being duly executed and filed by Ellington Financial LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Ellington Financial Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the Delaware General Corporation Law (8 Del. C. § 101, et seq.).
1.The LLC was first formed on July 9, 2007 as a Delaware limited liability company.

2.The name and type of entity of the LLC immediately prior to filing this Certificate of Conversion is Ellington Financial LLC, a Delaware limited liability company.

3.The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the Delaware General Corporation Law is Ellington Financial Inc.

4.The conversion of the LLC to the Corporation shall be effective at 11:59 p.m. (Eastern Time) on March 1, 2019.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 28th day of February, 2019.
ELLINGTON FINANCIAL LLC

By:    /s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer and President